Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, April 16, 2024

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.86

Commerce Bancshares, Inc. announced earnings of $.86 per share for the three months ended March 31, 2024, compared to $.91 per share in the same quarter last year and $.84 per share in the fourth quarter of 2023. Net income for the first quarter of 2024 amounted to $112.7 million, compared to $119.5 million in the first quarter of 2023 and $109.2 million in the prior quarter.

“Commerce delivered a strong financial performance for the first quarter,” said John Kemper, President and Chief Executive Officer. “Our results are a reflection of fundamental strength and a diversified business model, and evidence of our ability to perform well through economic cycles.

“Although interest rates continue to be elevated and put downward pressure on bank balance sheets, Commerce's net interest income grew slightly over the previous quarter and our net interest margin expanded 16 basis points. Interest-bearing deposit costs increased just four basis points over the previous quarter, a product of our high-quality deposit franchise. Non-interest income comprised 37.4% of total revenue.

"Our liquidity and capital levels remain robust, and credit performance remains excellent, with non-accrual loans at .03% of total loans, down from .05% from the first quarter of last year."

First Quarter 2024 Financial Highlights:

•Net interest income was $249.0 million, a $578 thousand increase over the prior quarter. The net yield on interest earning assets increased 16 basis points to 3.33%.

•Non-interest income totaled $148.8 million, an increase of $11.2 million compared to the same quarter last year.

•Trust fees grew $5.8 million, or 12.7% compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $245.7 million, an increase of $21.6 million compared to the same quarter last year and included a $10.0 million litigation settlement expense and a $4.0 million accrual adjustment to the FDIC's insurance special assessment.

•Average loan balances totaled $17.1 billion and were flat compared to the prior quarter.

•Total average available for sale debt securities decreased $116.6 million from the prior quarter to $9.5 billion, at fair value. During the first quarter of 2024, the unrealized loss on available for sale debt securities increased $27.2 million to $1.2 billion, at period end.

Exhibit 99.1

•Total average deposits decreased $759.5 million, or 3.0%, compared to the prior quarter, and included $225.4 million of lower average brokered deposits, which paid off last quarter. The average rate paid on interest bearing deposits in the current quarter was 1.97%.

•The ratio of annualized net loan charge-offs to average loans was .21% compared to .19% in the prior quarter.

•The allowance for credit losses on loans decreased $1.9 million during the first quarter to $160.5 million, and the ratio of the allowance for credit losses on loans to total loans was .93% at March 31, 2024, compared to .94% at December 31, 2023.

•Total assets at March 31, 2024 were $30.4 billion, a decrease of $1.3 billion, or 4.2%, compared to the prior quarter.

•For the quarter, the return on average assets was 1.48%, the return on average equity was 15.39%, and the efficiency ratio was 61.7%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
FINANCIAL SUMMARY
Net interest income	$248,999	$248,421	$251,623
Non-interest income	148,848	144,879	137,612
Total revenue	397,847	393,300	389,235
Investment securities gains (losses)	(259)	7,601	(306)
Provision for credit losses	4,787	5,879	11,456
Non-interest expense	245,697	251,254	224,107
Income before taxes	147,104	143,768	153,366
Income taxes	31,652	32,307	32,813
Non-controlling interest expense	2,789	2,238	1,101
Net income attributable to Commerce Bancshares, Inc.	$112,663	$109,223	$119,452
Earnings per common share:
Net income — basic	$0.87	$0.84	$0.91
Net income — diluted	$0.86	$0.84	$0.91
Effective tax rate	21.93%	22.83%	21.55%
Fully-taxable equivalent net interest income	$251,312	$250,547	$253,411
Average total interest earning assets (1)	$30,365,774	$31,340,958	$31,568,594
Diluted wtd. average shares outstanding	129,185,903	129,608,322	130,471,930

RATIOS
Average loans to deposits (2)	69.87%	67.69%	64.99%
Return on total average assets	1.48	1.38	1.54
Return on average equity (3)	15.39	16.48	18.75
Non-interest income to total revenue	37.41	36.84	35.35
Efficiency ratio (4)	61.67	63.80	57.49
Net yield on interest earning assets	3.33	3.17	3.26

EQUITY SUMMARY
Cash dividends per share	$.270	$.257	$.257
Cash dividends on common stock	$35,140	$33,574	$33,759
Book value per share (5)	$22.70	$22.77	$20.49
Market value per share (5)	$53.20	$53.41	$55.57
High market value per share	$55.64	$56.75	$66.86
Low market value per share	$49.44	$40.91	$53.07
Common shares outstanding (5)	129,694,606	130,176,048	130,956,746
Tangible common equity to tangible assets (6)	9.24%	8.85%	7.92%
Tier I leverage ratio	11.75%	11.25%	10.61%

OTHER QTD INFORMATION
Number of bank/ATM locations	254	257	275
Full-time equivalent employees	4,721	4,718	4,636
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
Interest income	$358,721	$362,609	$361,162	$348,663	$308,857
Interest expense	109,722	114,188	112,615	99,125	57,234
Net interest income	248,999	248,421	248,547	249,538	251,623
Provision for credit losses	4,787	5,879	11,645	6,471	11,456
Net interest income after credit losses	244,212	242,542	236,902	243,067	240,167
NON-INTEREST INCOME
Trust fees	51,105	49,154	49,207	47,265	45,328
Bank card transaction fees	46,930	47,878	46,899	49,725	46,654
Deposit account charges and other fees	24,151	23,517	23,090	22,633	21,752
Consumer brokerage services	4,408	3,641	3,820	4,677	5,085
Capital market fees	3,892	4,269	3,524	2,945	3,362
Loan fees and sales	3,141	2,875	2,966	2,735	2,589
Other	15,221	13,545	13,443	17,625	12,842
Total non-interest income	148,848	144,879	142,949	147,605	137,612
INVESTMENT SECURITIES GAINS (LOSSES), NET	(259)	7,601	4,298	3,392	(306)
NON-INTEREST EXPENSE
Salaries and employee benefits	151,801	147,456	146,805	145,429	144,373
Data processing and software	31,153	31,141	30,744	28,719	28,154
Net occupancy	13,574	13,927	13,948	12,995	12,759
Deposit insurance	8,017	20,304	4,029	4,187	4,643
Equipment	5,010	5,137	4,697	4,864	4,850
Supplies and communication	4,744	5,242	4,963	4,625	4,590
Marketing	4,036	6,505	6,167	6,368	5,471
Other	27,362	21,542	16,657	20,424	19,267
Total non-interest expense	245,697	251,254	228,010	227,611	224,107
Income before income taxes	147,104	143,768	156,139	166,453	153,366
Less income taxes	31,652	32,307	33,439	35,990	32,813
Net income	115,452	111,461	122,700	130,463	120,553
Less non-controlling interest expense (income)	2,789	2,238	2,104	2,674	1,101
Net income attributable to Commerce Bancshares, Inc.	$112,663	$109,223	$120,596	$127,789	$119,452
Net income per common share — basic	$0.87	$0.84	$0.92	$0.97	$0.91
Net income per common share — diluted	$0.86	$0.84	$0.92	$0.97	$0.91

OTHER INFORMATION
Return on total average assets	1.48%	1.38%	1.49%	1.56%	1.54%
Return on average equity (1)	15.39	16.48	17.73	18.81	18.75
Efficiency ratio (2)	61.67	63.80	58.15	57.22	57.49
Effective tax rate	21.93	22.83	21.71	21.97	21.55
Net yield on interest earning assets	3.33	3.17	3.11	3.12	3.26
Fully-taxable equivalent net interest income	$251,312	$250,547	$250,962	$251,757	$253,411
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
The income statement above reflects the reclassification of non-interest income of $406 thousand and $1.1 million from other non-interest income to capital market fees for the second and third quarters of 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
ASSETS
Loans
Business	$5,994,974	$6,019,036	$5,704,467
Real estate — construction and land	1,497,647	1,446,764	1,437,419
Real estate — business	3,711,602	3,719,306	3,486,543
Real estate — personal	3,039,885	3,026,041	2,952,042
Consumer	2,119,308	2,077,723	2,094,389
Revolving home equity	322,523	319,894	295,478
Consumer credit card	564,388	589,913	558,669
Overdrafts	48,513	6,802	6,515
Total loans	17,298,840	17,205,479	16,535,522
Allowance for credit losses on loans	(160,465)	(162,395)	(159,317)
Net loans	17,138,375	17,043,084	16,376,205
Loans held for sale	2,328	4,177	6,162
Investment securities:
Available for sale debt securities	9,141,695	9,684,760	11,228,616
Trading debt securities	56,716	28,830	41,584
Equity securities	12,852	12,701	12,528
Other securities	229,146	222,473	268,417
Total investment securities	9,440,409	9,948,764	11,551,145
Federal funds sold	—	5,025	27,060
Securities purchased under agreements to resell	225,000	450,000	825,000
Interest earning deposits with banks	1,609,614	2,239,010	1,341,854
Cash and due from banks	291,040	443,147	351,210
Premises and equipment — net	467,377	469,059	428,169
Goodwill	146,539	146,539	138,921
Other intangible assets — net	13,918	14,179	14,918
Other assets	1,037,508	938,077	944,212
Total assets	$30,372,108	$31,701,061	$32,004,856
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,513,464	$7,975,935	$8,685,234
Savings, interest checking and money market	14,463,211	14,512,273	14,419,741
Certificates of deposit of less than $100,000	997,979	930,432	468,667
Certificates of deposit of $100,000 and over	1,465,541	1,945,258	1,109,818
Total deposits	24,440,195	25,363,898	24,683,460
Federal funds purchased and securities sold under agreements to repurchase	2,505,576	2,908,815	2,784,559
Other borrowings	2,359	1,404	1,507,776
Other liabilities	460,089	462,714	346,649
Total liabilities	27,408,219	28,736,831	29,322,444
Stockholders’ equity:
Common stock	655,322	655,322	629,319
Capital surplus	3,148,649	3,162,622	2,919,060
Retained earnings	130,706	53,183	117,313
Treasury stock	(59,674)	(35,599)	(59,670)
Accumulated other comprehensive income (loss)	(931,027)	(891,412)	(940,498)
Total stockholders’ equity	2,943,976	2,944,116	2,665,524
Non-controlling interest	19,913	20,114	16,888
Total equity	2,963,889	2,964,230	2,682,412
Total liabilities and equity	$30,372,108	$31,701,061	$32,004,856

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
ASSETS:
Loans:
Business	$5,873,525	$5,861,229	$5,849,227	$5,757,388	$5,656,104
Real estate — construction and land	1,472,554	1,523,682	1,508,850	1,450,196	1,410,835
Real estate — business	3,727,643	3,644,589	3,642,010	3,540,851	3,478,382
Real estate — personal	3,031,193	3,027,664	2,992,500	2,960,962	2,933,750
Consumer	2,082,490	2,117,268	2,102,281	2,098,523	2,067,385
Revolving home equity	322,074	310,282	304,055	300,623	296,748
Consumer credit card	562,892	568,112	564,039	555,875	556,223
Overdrafts	7,696	5,258	5,341	4,630	4,449
Total loans	17,080,067	17,058,084	16,968,303	16,669,048	16,403,876
Allowance for credit losses on loans	(161,891)	(161,932)	(158,335)	(159,068)	(150,117)
Net loans	16,918,176	16,896,152	16,809,968	16,509,980	16,253,759
Loans held for sale	2,149	5,392	5,714	5,957	5,708
Investment securities:
U.S. government and federal agency obligations	851,656	889,390	986,284	1,035,651	1,099,067
Government-sponsored enterprise obligations	55,652	55,661	55,676	55,751	87,086
State and municipal obligations	1,330,808	1,363,649	1,391,541	1,532,519	1,793,756
Mortgage-backed securities	5,902,328	6,022,502	6,161,348	6,316,224	6,454,408
Asset-backed securities	2,085,050	2,325,089	2,553,562	2,827,911	3,233,757
Other debt securities	503,204	510,721	514,787	519,988	528,941
Unrealized gain (loss) on debt securities	(1,274,125)	(1,595,845)	(1,458,141)	(1,331,002)	(1,387,196)
Total available for sale debt securities	9,454,573	9,571,167	10,205,057	10,957,042	11,809,819
Trading debt securities	40,483	37,234	35,044	46,493	45,757
Equity securities	12,768	12,249	12,230	12,335	12,458
Other securities	221,695	222,378	237,518	273,587	229,867
Total investment securities	9,729,519	9,843,028	10,489,849	11,289,457	12,097,901
Federal funds sold	599	1,194	2,722	7,484	38,978
Securities purchased under agreements to resell	340,934	450,000	712,472	824,974	825,000
Interest earning deposits with banks	1,938,381	2,387,415	2,337,744	2,284,162	809,935
Other assets	1,715,716	1,797,849	1,750,222	1,941,340	1,376,551
Total assets	$30,645,474	$31,381,030	$32,108,691	$32,863,354	$31,407,832

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,328,603	$7,748,654	$7,939,190	$8,224,475	$9,114,512
Savings	1,333,983	1,357,733	1,436,149	1,516,887	1,550,215
Interest checking and money market	13,215,270	13,166,783	13,048,199	12,918,399	13,265,485
Certificates of deposit of less than $100,000	976,804	1,097,224	1,423,965	1,075,110	415,367
Certificates of deposit of $100,000 and over	1,595,310	1,839,057	1,718,126	1,472,208	903,393
Total deposits	24,449,970	25,209,451	25,565,629	25,207,079	25,248,972
Borrowings:
Federal funds purchased	328,216	473,534	508,851	507,165	493,721
Securities sold under agreements to repurchase	2,511,959	2,467,118	2,283,020	2,206,612	2,418,726
Other borrowings	76	179,587	685,222	1,617,952	551,267
Total borrowings	2,840,251	3,120,239	3,477,093	4,331,729	3,463,714
Other liabilities	410,310	421,402	367,741	598,915	112,052
Total liabilities	27,700,531	28,751,092	29,410,463	30,137,723	28,824,738
Equity	2,944,943	2,629,938	2,698,228	2,725,631	2,583,094
Total liabilities and equity	$30,645,474	$31,381,030	$32,108,691	$32,863,354	$31,407,832

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
ASSETS:
Loans:
Business (1)	6.07%	5.91%	5.77%	5.58%	5.31%
Real estate — construction and land	8.40	8.34	8.17	7.92	7.33
Real estate — business	6.26	6.18	6.13	5.96	5.65
Real estate — personal	3.95	3.85	3.73	3.68	3.61
Consumer	6.40	6.21	5.97	5.63	5.31
Revolving home equity	7.70	7.70	7.76	7.55	7.03
Consumer credit card	14.11	13.83	13.77	13.77	13.68
Overdrafts	—	—	—	—	—
Total loans	6.27	6.15	6.02	5.84	5.56
Loans held for sale	7.49	9.93	10.55	10.17	10.30
Investment securities:
U.S. government and federal agency obligations	2.08	2.32	2.31	3.42	1.90
Government-sponsored enterprise obligations	2.39	2.36	2.36	2.38	3.21
State and municipal obligations (1)	1.97	1.94	1.95	2.04	2.26
Mortgage-backed securities	2.19	2.05	2.06	2.09	2.06
Asset-backed securities	2.39	2.30	2.20	2.08	2.01
Other debt securities	1.93	1.85	1.75	1.86	1.93
Total available for sale debt securities	2.18	2.10	2.08	2.19	2.07
Trading debt securities (1)	5.30	5.05	5.11	4.53	4.59
Equity securities (1)	25.64	27.47	23.06	23.25	23.24
Other securities (1)	13.04	8.60	13.13	9.40	7.11
Total investment securities	2.44	2.27	2.33	2.37	2.18
Federal funds sold	6.71	6.65	6.56	5.63	5.09
Securities purchased under agreements to resell	1.93	1.64	2.08	1.99	1.94
Interest earning deposits with banks	5.48	5.47	5.39	5.14	4.67
Total interest earning assets	4.78	4.62	4.51	4.34	4.00

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.06	.05	.05	.05	.05
Interest checking and money market	1.69	1.57	1.33	.93	.61
Certificates of deposit of less than $100,000	4.20	4.21	4.32	3.78	1.39
Certificates of deposit of $100,000 and over	4.56	4.55	4.37	3.93	2.98
Total interest bearing deposits	1.97	1.93	1.76	1.29	.71
Borrowings:
Federal funds purchased	5.42	5.40	5.33	5.06	4.59
Securities sold under agreements to repurchase	3.43	3.25	3.20	3.09	2.93
Other borrowings	—	5.45	5.30	5.24	4.94
Total borrowings	3.66	3.71	3.93	4.13	3.49
Total interest bearing liabilities	2.21%	2.20%	2.12%	1.87%	1.20%

Net yield on interest earning assets	3.33%	3.17%	3.11%	3.12%	3.26%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except ratios)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$162,395	$162,244	$158,685	$159,317	$150,136
Provision for credit losses on loans	6,947	8,170	13,343	5,864	15,948
Net charge-offs (recoveries):
Commercial portfolio:
Business	23	96	2,613	165	230
Real estate — construction and land	—	—	—	(115)	—
Real estate — business	(141)	128	(15)	(5)	(4)
	(118)	224	2,598	45	226
Personal banking portfolio:
Consumer credit card	6,435	5,325	4,716	4,687	4,325
Consumer	1,983	1,903	1,797	1,273	1,275
Overdraft	557	588	683	517	978
Real estate — personal	24	(11)	(9)	(6)	(11)
Revolving home equity	(4)	(10)	(1)	(20)	(26)
	8,995	7,795	7,186	6,451	6,541
Total net loan charge-offs	8,877	8,019	9,784	6,496	6,767
Balance at end of period	$160,465	$162,395	$162,244	$158,685	$159,317
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$23,086	$25,246	$27,537	$29,235	$28,628

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	—%	.01%	.18%	.01%	.02%
Real estate — construction and land	—	—	—	(.03)	—
Real estate — business	(.02)	.01	—	—	—
	—	.01	.09	—	.01
Personal banking portfolio:
Consumer credit card	4.60	3.72	3.32	3.38	3.15
Consumer	.38	.36	.34	.24	.25
Overdraft	29.11	44.37	50.73	44.79	89.15
Real estate — personal	—	—	—	—	—
Revolving home equity	—	(.01)	—	(.03)	(.04)
	.60	.51	.48	.44	.45
Total	.21%	.19%	.23%	.16%	.17%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.03%	.04%	.05%	.04%	.05%
Allowance for credit losses on loans to total loans	.93	.94	.95	.94	.96

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$1,038	$3,622	$6,602	$4,732	$6,361
Real estate — business	1,246	60	76	153	171
Real estate — personal	1,523	1,653	1,531	1,276	1,269
Revolving home equity	1,977	1,977	—	—	—
Total	5,784	7,312	8,209	6,161	7,801
Loans past due 90 days and still accruing interest	$20,281	$21,864	$18,580	$15,351	$14,800
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2024
For the quarter ended March 31, 2024, net income amounted to $112.7 million, compared to $109.2 million in the previous quarter and $119.5 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of lower non-interest expense and higher non-interest income, partly offset by net losses on investment securities. The net yield on interest earning assets increased 16 basis points over the previous quarter to 3.33%. Average loans increased $22.0 million over the previous quarter, while average deposits, borrowings and available for sale debt securities, at fair value, declined $759.5 million, $280.0 million, and $116.6 million, respectively. For the quarter, the return on average assets was 1.48%, the return on average equity was 15.39%, and the efficiency ratio was 61.7%.

Balance Sheet Review
During the 1st quarter of 2024, average loans totaled $17.1 billion, an increase of $22.0 million over the prior quarter, and increased $676.2 million, or 4.1%, over the same quarter last year. Compared to the previous quarter, average balances of business real estate loans grew $83.1 million, while construction and consumer loans declined $51.1 million and $34.8 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $7.4 million, compared to $8.7 million in the prior quarter.

Total average available for sale debt securities decreased $116.6 million compared to the previous quarter to $9.5 billion, at fair value. The decrease in debt securities was mainly the result of lower average balances of asset-backed securities. During the 1st quarter of 2024, the unrealized loss on available for sale securities increased $27.2 million to $1.2 billion, at period end. Also during the 1st quarter of 2024, purchases of securities totaled $145.7 million with a weighted average yield of approximately 4.65%, and sales, maturities and pay downs were $655.0 million. At March 31, 2024, the duration of the available for sale investment portfolio was 4.2 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits decreased $759.5 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower average demand deposits of $420.1 million and lower average certificates of deposit of $364.2 million, which included lower brokered deposits of $225.4 million. Compared to the previous quarter, total average commercial deposits declined $743.8 million, while consumer and wealth deposits increased $138.8 million and $71.8 million, respectively. The average loans to deposits ratio was 69.9% in the current quarter and 67.7% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.5 billion, decreased $280.0 million to $2.8 billion in the 1st quarter of 2024, mostly due to a decline of $179.3 million in average Federal Home Loan Bank (FHLB) borrowings.

Net Interest Income
Net interest income in the 1st quarter of 2024 amounted to $249.0 million, an increase of $578 thousand compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $765 thousand over the previous quarter to $251.3 million. The increase in net interest income was mostly due to higher interest earned on loans and investment securities and lower interest expense on deposits and borrowings, partly offset by lower interest income earned on deposits with banks. The net yield (FTE) on earning assets increased to 3.33%, from 3.17% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $1.7 million, mostly due to higher average rates earned on business, consumer, and personal real estate loans. Interest income on loans also increased due to higher balances of business real estate loans, largely offset by lower balances of construction loans. The average yield (FTE) on the loan portfolio increased 12 basis points to 6.27% this quarter.

Interest income on investment securities (FTE) increased $1.3 million compared to the prior quarter, mostly due to higher rates earned on other debt securities, partly offset by lower average balances of available for sale debt securities. Interest on other debt securities included dividend payments of $3.4 million from the Company’s private equity investments. Interest income earned on U.S. government and federal agency securities decreased due to lower average balances and lower average rates, which included the impact of $1.7 million in lower inflation income from Treasury inflation-protected securities this quarter. Additionally, the Company recorded a $2.0 million adjustment to premium amortization at March 31, 2024, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities and was higher than the $629 thousand adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.44% in the current quarter, compared to 2.27% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $6.5 million, mostly due to $449.0 million of lower average balances.

Interest expense decreased $4.5 million, mostly due to lower average balances of borrowings and deposits, partly offset by higher rates paid. The average rate paid on interest bearing deposits

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2024
totaled 1.97% in the current quarter compared to 1.93% in the prior quarter. Interest expense on deposits decreased $1.2 million this quarter compared to the previous quarter. Interest expense on borrowings decreased $3.3 million, mostly due to a decline in average FHLB borrowings of $179.3 million and lower average balances of federal funds purchased. The overall rate paid on interest bearing liabilities was 2.21% in the current quarter compared to 2.20% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2024, total non-interest income amounted to $148.8 million, an increase of $11.2 million compared to the same period last year and an increase of $4.0 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees, deposit account fees, and tax credit sales income. The increase in non-interest income compared to the prior quarter was mainly due to higher trust fees, brokerage fees, and tax credit sales income, partly offset by lower bank card fees.

Total net bank card fees in the current quarter increased $276 thousand, or .6%, compared to the same period last year, and decreased $948 thousand compared to the prior quarter. Net corporate card fees increased $164 thousand, or .6%, over the same quarter of last year mainly due to higher interchange fees, partly offset by higher rewards expense. Net debit card fees increased $118 thousand, or 1.1%, mostly due to lower network expense. Net merchant fees decreased $104 thousand, or 1.9%, while net credit card fees increased $98 thousand, or 2.7%. Total net bank card fees this quarter were comprised of fees on corporate card ($27.5 million), debit card ($10.4 million), merchant ($5.2 million) and credit card ($3.8 million) transactions.

In the current quarter, trust fees increased $5.8 million, or 12.7%, over the same period last year, mostly resulting from higher private client trust fees. Compared to the same period last year, deposit account fees increased $2.4 million, or 11.0%, mostly due to higher corporate cash management fees. Consumer brokerage fees decreased $677 thousand, or 13.3%.

Other non-interest income increased compared to the same period last year primarily due to higher tax credit sales income of $1.5 million and cash sweep fees of $731 thousand. For the 1st quarter of 2024, non-interest income comprised 37.4% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities losses of $259 thousand in the current quarter, compared to gains of $7.6 million in the prior quarter and losses of $306 thousand in the 1st quarter of 2023. Net securities losses in the current quarter primarily resulted from losses of $8.5 million realized on available for sale debt securities, partly offset by net fair value gains of $7.1 million in the Company’s portfolio of private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $245.7 million, compared to $224.1 million in the same period last year and $251.3 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to litigation settlement expense as well as higher salaries and employee benefits expense, FDIC insurance expense, and data processing and software expense, partly offset by lower marketing expense. The decrease in non-interest expense compared to the prior quarter was mainly due to lower FDIC insurance expense and marketing expense, partly offset by higher litigation settlement expense and employee benefits expense.

Compared to the 1st quarter of last year, salaries and employee benefits expense increased $7.4 million, or 5.1%, mostly due to higher full-time salaries expense of $5.8 million and higher employee benefits expense of $1.3 million. Full-time equivalent employees totaled 4,721 and 4,636 at March 31, 2024 and 2023, respectively.

Compared to the same period last year, data processing and software expense increased $3.0 million due to higher bank card fees expense and increased costs for service providers. FDIC insurance expense increased $3.4 million, due to a $4.0 million accrual adjustment in the current quarter to the special assessment by the FDIC to replenish the Deposit Insurance Fund. These increases in expense were partly offset by lower marketing expense of $1.4 million. Other non-interest expense increased mainly due to $10.0 million in litigation settlement costs.

Income Taxes
The effective tax rate for the Company was 21.9% in the current quarter, 22.8% in the previous quarter, and 21.6% in the 1st quarter of 2023.

Credit Quality
Net loan charge-offs in the 1st quarter of 2024 amounted to $8.9 million, compared to $8.0 million in the prior quarter and $6.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .21% in the current quarter, .19% in the previous quarter, and .17% in the 1st quarter of last year. Compared to the prior quarter, net loan charge-offs on personal banking loans increased $1.2 million to $9.0 million, mainly due to $1.1 million of higher consumer credit card loan net charge-offs.

In the 1st quarter of 2024, annualized net loan charge-offs on average consumer credit card loans were 4.60%, compared to 3.72% in the previous quarter, and

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2024
3.15% in the same quarter last year. Consumer loan net charge-offs were .38% of average consumer loans in the current quarter, .36% in the prior quarter, and .25% in the same quarter last year.

At March 31, 2024, the allowance for credit losses on loans totaled $160.5 million, or .93% of total loans, and decreased $1.9 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at March 31, 2024 was $23.1 million, a decrease of $2.2 million compared to the liability at December 31, 2023.

At March 31, 2024, total non-accrual loans amounted to $5.8 million, a decrease of $1.5 million compared to the previous quarter. At March 31, 2024, the balance of non-accrual loans, which represented .03% of loans outstanding, included business loans of $1.0 million, revolving home equity loans of $2.0 million, personal real estate loans of $1.5 million, and business real estate loans of $1.2 million. Loans more than 90 days past due and still accruing interest totaled $20.3 million at March 31, 2024.

Other
During the 1st quarter of 2024, the Company paid a cash dividend of $.27 per common share, representing a 5.1% increase over the same period last year. The Company purchased 806,217 shares of treasury stock during the current quarter at an average price of $52.13.

The Company owns 823,447 shares of Visa Class B-1 common stock, carried at zero value on the Company’s balance sheet as of March 31, 2024. On April 8, 2024, Visa, Inc. (“Visa”) announced the commencement of a public offering to exchange Class B-1 common stock for a combination of shares of Class B-2 common stock and Class C common stock (“Exchange Offer”). The Company tendered all of its Visa Class B-1 shares and is awaiting notification of acceptance of that tender and the closing of the Exchange Offer. If the Company’s tendered shares are accepted and the exchange occurs in the second quarter of 2024, the Company expects to record a significant gain during the second quarter of 2024 based on the conversion privilege of the Class C common stock and the closing price of Visa Class A common stock. A full description of the terms of the Exchange Offer is set forth in Visa’s related Issuer Tender Offer Statement on Schedule TO and Prospectus, each dated April 8, 2024, publicly filed with the U. S. Securities and Exchange Commission.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.